Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective October 1, 2020 (the “Effective Date”), by and between eSports Technologies, Inc., a Nevada corporation (the “Company”) having its principal place of business at 720 South 7th Street, 3rd Floor, Las Vegas, Nevada 89101, and Aaron Speach with an address for notice purposes of 2520 Clairemont Dr unit 110 San Diego CA 92106, or such the location of his choosing, (“Employee”) and the Company and the Employee collectively referred to herein as the “Parties”).

WITNESSETH:

WHEREAS, the Company desires to hire Employee and to employ his as the eSports Technologies Chief Executive Officer (“CEO”) commencing on the Effective Date, and the Parties desire to enter into this Agreement embodying the terms of such employment; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the Parties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.	Title and Job Duties.

(a)            Subject to the terms and conditions set forth in this Agreement, commencing on the Effective Date, the Company agrees to employ Employee as CEO.

(b)            Employee accepts such employment and agrees, during the term of his employment, to devote his full business and professional time and energy to the Company and agrees faithfully to perform his duties and responsibilities in an efficient, trustworthy and business-like manner. Employee also agrees that the Board of Directors of the Company (the “Board”) shall determine from time to time such other reasonable duties as may be assigned to his. Employee agrees to carry out and abide by such directions of the Board.

(c)              Without limiting the generality of the foregoing, Employee shall not, without the written approval of the Company, render services of a business or commercial nature on his own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during his employment hereunder. The foregoing limitation shall not apply to Employee’s involvement in associations, charities and service on another entity’s board of directors, provided such involvement does not interfere with Employees responsibilities (and as it pertains to any service on another entity’s board of directors, provided such action is pre-approved by the Company).

2.	Salary and Additional Compensation.

(a)            Base Salary. During the Term, the Company shall pay to Employee an annual base salary (“Base Salary”) of $170,000. The Board shall review the Employee’s Base Salary no less than annually and may increase (but not decrease) such Base Salary during the term of this Agreement.

(b)            Stock Bonus. On the Effective Date and thereafter, Employee shall become eligible for a common stock bonus award as follows:

(i)          100,000 shares of Company common stock at such date as Company reaches total gross revenues of $10,000,000 in any trailing 12 month period during the Term; plus

(ii)         An additional 100,000 shares of Company common stock at such date as Company reaches total gross revenues of $20,000,000 in any trailing 12 month period during the Term.

Upon the issuance of the Stock Awards above, the Company’s Board of Directors agrees to meet and discuss the potential of an additional cash bonus (“Additional Bonus”). A simple majority of the Board approving the Additional Bonus will be adequate to award the Additional Bonus. The Stock Bonus awards above, if any, shall be subject to the terms and conditions as set forth in Appendix B. Employee agrees to execute further documentation as necessary to document any Stock Bonus, if any is awarded.

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(c)            Expenses. In accordance with Company policy, the Company shall reimburse Employee for all reasonable association fees, professional related expenses (certifications, licenses and continuing professional education) and business expenses properly and necessarily incurred and paid by Employee in the performance of his duties under this Agreement, upon his presentment of detailed receipts in the form required by the Company’s policy. Notwithstanding the foregoing, all expenses must be promptly submitted for reimbursement by the Employee. In no event shall any reimbursement be paid by the Company after the end of the year following the year in which the expense is incurred by the Employee. Employee shall be granted a monthly travel stipend of $3,500 applicable for any period in excess of 30 days during the Term hereof in which Employee is required by Company to live outside of the United States, if ever.

3.	Benefits.

(a)            Vacation. The Employee shall be entitled to reasonable vacation time and to utilize such vacation as the Employee shall determine; provided however, that the Employee shall evidence reasonable judgment with regard to appropriate vacation scheduling.

(b)            Health Insurance and Other Plans. Employee shall be eligible to participate in the Company’s medical, dental and other employee benefit programs, if any, that are provided by the Company for its employees at Employee’s level in accordance with the provisions of any such plans, as the same may be in effect from time to time. The Company does not currently provide medical benefits, and until such time as the Company provides medical benefits, the Company will pay the Employee a medical insurance stipend of $1,500 per month.

(c)              Participation in 401k or retirement/pension scheme if provided by the Company. Participation in internal recruiting incentive and bonus program, launched and deemed reasonable by COO

4.            Term. The term of employment under this Agreement (the “Term”) shall commence on the Effective Date and continue for a period of three (3) years thereafter or until the Company or Employee provides written notice to the other party of termination in accordance with Section 5 below.

5.	Termination.

(a)            Termination at the Company’s Election.

(i)       For Cause. At the election of the Company, Employee’s employment may be terminated at any time for Cause (as defined below) upon written notice to Employee given pursuant to Section 11 of this Agreement. For purposes of this Agreement, “Cause” for termination shall mean that Employee: (A) pleads “guilty” or “no contest” to, or is convicted of an act which is defined as a felony under federal or state law, or is indicted or formally charged with acts involving criminal fraud or embezzlement; (B) in carrying out his duties, engages in conduct that constitutes gross negligence or willful misconduct; (C) engages in substantiated fraud, misappropriation or embezzlement against the Company; (D) engages in any inappropriate or improper conduct that causes material harm to the reputation of the Company; or (E) materially breaches any term of this Agreement. With respect to subsection (E) of this section, to the extent such material breach may be cured, the Company shall provide Employee with written notice of the material breach and Employee shall have twenty (20) days to cure such breach.

(ii)       Upon Disability, Death. At the election of the Company, Employee’s employment may be terminated: (A) should Employee have a physical or mental impairment that substantially limits a major life activity and Employee is unable to perform the essential functions of his job with or without reasonable accommodation (“Disability”); (B) upon Employee’s death; or (C) with thirty (30) days prior written notice, at any time Without Cause for any or no reason.

(iii)      Termination at Employee’s Election. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Employee may terminate his employment hereunder at any time and for any reason, upon thirty (30) days’ prior written notice given pursuant to Section 11 of this Agreement (“Voluntary Resignation”), provided that upon notice of resignation, the Company may terminate Employee’s employment immediately and pay Employee thirty (30) days’ Base Salary in lieu of notice. Upon Employee resignation no further compensation or pay will be due to Employee other than salary due up to the termination date including the notice period above.

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(b)            Termination By Company Without Cause. If Employee’s employment with the Company terminates for any reason without cause, the Company will pay or provide to Employee: (i) any unpaid Salary through the date of employment termination plus a termination severance payment as defined in Section 6 below, (ii) reimbursement for any unreimbursed business expenses incurred through the termination date, to the extent reimbursable in accordance with Section 2(c), and (iii) all other payments or benefits (if any) to which Employee is entitled under the terms of any benefit plan or arrangement.

6.	Severance.

(a)           Subject to Section 6(b) below, if Employee’s employment is terminated prior to the end of the Term, by the Company without Cause, Employee shall be entitled to receive a severance payment equal to 150% of the balance total due of Employee’s Base Salary for the remainder of the initial Term of three years. For the avoidance of doubt, should Company terminate Employee without cause after two (2) years of service hereunder leaving one (1) year under the Term hereof, then Employee would be due a severance payment equal to $255,000 [one year salary of $170,000 x 150%]. Any severance payment shall be made in a single lump sum within thirty (30) days following such termination, provided the Employee has executed and delivered to the Company, and has not revoked a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns, and such other persons and/or entities as the Company may determine, in a form reasonably acceptable to the Company. Such general release shall be delivered on no later than the date of receipt of the severance payment, if any.

(b)           Notwithstanding the foregoing, (i) any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code and the regulations and official guidance issued thereunder (“Section 409A”)) that is/are required to be made to Employee hereunder as a “specified employee” (as defined under Section 409A) as a result of such employee’s “separation from service” (within the meaning of Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid upon expiration of such six (6) month delay period; and (ii) for purposes of any such payment that is subject to Section 409A, if the Employee’s termination of employment triggers the payment of “nonqualified deferred compensation” hereunder, then the Employee will not be deemed to have terminated employment until the Employee incurs a “separation from service” within the meaning of Section 409A.

(c)            If Employee’s employment is terminated prior to the end of the Term by the Company without Cause or by Employee for Good Reason, and if Employee is eligible for and elects to continue to participate in the Company’s medical and dental benefit programs pursuant to COBRA, the Company will continue to pay the same portion of Employee’s medical and dental insurance premiums under COBRA as during active employment (for Employee and eligible spouse and dependents) until the earlier of: (1) one month from Employee’s cessation from employment; or (2) the date Employee is eligible for medical and/or dental insurance benefits from another employer.

7.	Confidentiality Agreement.

(a)            Employee understands that during the Term he may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Employee and others have collected, obtained or created, information pertaining to patent formulations, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Employee agrees to observe all Company policies and procedures concerning such Confidential Information. Employee further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information when necessary in the performance of his duties for the Company. Employee’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no action of Employee. Notwithstanding the foregoing, however, Employee shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he first notifies promptly the Company of such subpoena, order or other requirement and allows the Company the opportunity to obtain a protective order or other appropriate remedy.

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(b)            During Employee’s employment, upon the Company’s request, or upon the termination of his employment for any reason, Employee will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, cell phones, tablets, hardware, software, drawings, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Employee or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in Employee’s possession, custody or control.

(c)            Employee will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by his alone or with others at any time during his employment. Employee agrees that the Company owns all such Creations, conceived or made by Employee alone or with others at any time during his employment, and Employee hereby assigns and agrees to assign to the Company all rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company. Employee understands that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (a) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities; or (b) results in any way from his work at the Company.

(d)            Employee will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or any of its Affiliated Entities or to his duties hereunder as having been made or acquired by Employee prior to his work for the Company, except for the matters, if any, described in Appendix A to this Agreement.

(e)            During the Term, if Employee incorporates into a product or process of the Company or any of its Affiliated Entities anything listed or described in Appendix A, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to grant and authorize sublicenses) to make, have made, modify, use, sell, offer to sell, import, reproduce, distribute, publish, prepare derivative works of, display, perform publicly and by means of digital audio transmission and otherwise exploit as part of or in connection with any product, process or machine.

(f)             Employee agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations. Employee further agrees that if the Company is unable, after reasonable effort, to secure Employee’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Employee hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

8.       Non-solicitation; non-competition. (a) Employee agrees that, during the Term and until six (6) months after the termination of his employment, Employee will not, directly or indirectly, including on behalf of any person, firm or other entity, employ or actively solicit for employment any employee of the Company or any of its Affiliated Entities, or anyone who was an employee of the Company or any of its Affiliated Entities within the one-year period prior to the termination of Employee’s employment, or induce any such employee to terminate his or his employment with the Company or any of its Affiliated Entities.

(b)           Employee further agrees that, during the Term and until six (6) months after the termination of his employment, Employee will not, directly or indirectly, including on behalf of any person, firm or other entity, without the express written consent of an authorized representative of the Company, (i) perform services within the Territory (as defined below) for any Competing Business (as defined below), whether as an employee, consultant, agent, contractor or in any other capacity, (ii) hold office as an officer or director or like position in any Competing Business (unless Employee is already serving as a director of such company at the time of termination of his employment), or (iii) request any present or future customers or suppliers of the Company or any of its Affiliated Entities to curtail or cancel their business with the Company or any of its Affiliated Entities.

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(c)             “Competing Business” means any corporation, partnership or other entity or person (other than the Company) which is engaged (a) directly or indirectly in the esports or sports wagering business, exchange or trading platforms or (b) in any other business activity carried on or planned to be carried on (as evidenced by existing written documentation) by the Company or any of its Affiliated Entities during the Term.

(d)            “Territory” shall mean within any state, country or foreign jurisdiction in which the Company or any subsidiary of the Company is then providing services or products or marketing its services or products (or engaged in active discussions to provide such services).

(e)             Employee agrees that in the event a court determines the length of time or the geographic area or activities prohibited under this Section 8 are too restrictive to be enforceable, the court shall reduce the scope of the restriction to the extent necessary to make the restriction enforceable. In furtherance and not in limitation of the foregoing, the Company and the Employee each intend that the covenants contained in this Section 8 shall be deemed to be a series of separate covenants, one for each and every state, territory or jurisdiction of the United States and any foreign country set forth therein. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.

9.      Representation and Warranty. The Employee hereby acknowledges and represents that he has had the opportunity to consult with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein. Employee represents and warrants that Employee has provided the Company a true and correct copy of any agreements that purport: (a) to limit Employee’s right to be employed by the Company; (b) to prohibit Employee from engaging in any activities on behalf of the Company; or (c) to restrict Employee’s right to use or disclose any information while employed by the Company. Employee further represents and warrants that Employee will not use on the Company’s behalf any information, materials, data or documents belonging to a third party that are not generally available to the public, unless Employee has obtained written authorization to do so from the third party and provided such authorization to the Company. In the course of Employee’s employment with the Company, Employee is not to breach any obligation of confidentiality that Employee has with third parties, and Employee agrees to fulfill all such obligations during Employee’s employment with the Company. Employee further agrees not to disclose to the Company or use while working for the Company any trade secrets belonging to a third party.

10.    Injunctive Relief. Without limiting the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in Sections 7 and 8 above may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure precisely damages for such injuries and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to seek a temporary restraining order and/or injunction restraining Employee from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Sections 7 and 8 of this Agreement.

11.    Notice. Any notice or other communication required or permitted to be given to the Parties shall be deemed to have been given if either personally delivered, or if sent for next-day delivery by nationally recognized overnight courier, and addressed as follows:

If to Employee, to:

Aaron Speach-- address first stated above

If to the Company, to:

eSports Technologies, Inc.
720 South 7th Street, 3rd Floor
Las Vegas, Nevada 89101
Attention: CEO

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12.    Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

13.    Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

14.    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, without regard to the conflict of laws provisions thereof. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court in Las Vegas, Nevada.

15.    Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not be or be construed as a waiver of any subsequent breach. The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any such waiver must be in writing, signed by the Party against whom such waiver is to be enforced.

16.    Assignment. This Agreement is a personal contract and Employee may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Employee and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the assets of the Company.

17.     Entire Agreement. This Agreement (together with Appendix A hereto) embodies all of the representations, warranties, covenants, understandings and agreements between the Parties relating to Employee’s employment with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Employee’s employment. This Agreement shall supersede all prior agreements, written or oral, relating to Employee’s employment. This Agreement may not be amended or modified except by a writing signed by the Parties.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date first written above.

eSports Technologies, Inc.

By: /s/ Keith Williams
Name: Keith Williams
Title: President

Agreed to and Accepted:

Aaron Speach - Employee

/s/ Aaron Speach

Date: 12/9/2020

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Appendix A: Representations

None

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Appendix B: Share Sale Restrictions

Employee agrees that during the Lock-Up Period (as defined below), Employee will not (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, the Shares; (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Shares, in cash or otherwise; or (3) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Shares.

The “Lock-Up Period” shall mean:

From and after the date hereof and until 15 months day after the date the Common Stock is first listed for trading on a national securities exchange (such first trading day, the “Lock-Up Trigger Date”), the undersigned agrees not to sell, transfer or otherwise dispose of any Shares.

After such 15-month period and until 24 months from the closing of the IPO, such individuals and entities may sell their shares pursuant to the following criteria:

(i)	if our common stock price is over $7.00 per share for five consecutive trading days then the holder can sell up to 3% of their holdings on a monthly basis, subject to a maximum sale on any trading day of 3% of the daily volume;

(ii)	if our common stock price is over $10.00 per share for five consecutive trading days then the holder can sell up to an additional 5% of their holdings on a monthly basis, subject to a maximum sale on any trading day of 3% of the daily volume; and

(iii)	if our common stock price is over $14.00 per share then the holder is not restricted from making any sales until such time as our common stock price falls back below $14.00 per share.

In addition to the restrictions noted above, the Employee will be limited on any trading day to selling less than 3% of the day’s trading volume.

The Employee also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Employee’s Shares except in compliance with this lock-up agreement. The Employee understands that in addition to the lockup provisions of this agreement, the Shares are also subject to all any restrictions imposed by the Securities Act of 1933, as amended.

The Employee further understands that this lock-up agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

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